UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2012

KINGSWAY FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Its Charter)

Ontario, Canada (State or Other Jurisdiction of Incorporation)	001-15204 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

45 St. Clair West, Suite 400, Toronto, Ontario, Canada M4V 1K9
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 848-1171

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 27, 2012, Kingsway Financial Services Inc. (“Kingsway” or the “Company”) issued a press release announcing that it is implementing a plan to effect a reverse stock split of the Company’s common stock.  The plan is intended to ensure that Kingsway is in full compliance with the New York Stock Exchange (NYSE) continued listing standards.   The plan has been approved in principal by the Company’s Board of Directors and remains subject to final Board action and shareholder approval.  Kingsway is contemplating the reverse stock split in conjunction with reviewing various other strategic alternatives including possible acquisitions or mergers to enhance shareholder value.

Kingsway has notified the NYSE of its intention to address through a reverse stock split its non-compliance with the NYSE continued listing requirement that the average closing price of a security not be lower than $1.00 per share over a consecutive 30 trading-day period (the minimum share price requirement).  The Company’s common stock continues to be listed on the NYSE and trades as usual subject to the NYSE’s continued listing standards.

In addition to bringing the Company into compliance with the NYSE’s continued listing standards, the Company’s Board believes a reverse stock split would have the additional benefit of attracting a broader range of institutional and other investors.  The Board also believes that a higher share price will reduce per share transaction fees and certain administrative costs.

The Company plans to submit the reverse stock split for shareholder approval at its regular Annual Meeting of Shareholders to be held in May.  The time, date, location and other details regarding the meeting, and additional information on the treatment of fractional shares and other effects of the reverse stock split, will be communicated to shareholders at a later date. The targeted ratio of the reverse stock split is expected to be within a range of 1:5 to 1:15, with the final range to be determined by the Board of Directors.  Following approval by shareholders, the final ratio within the range will be determined by the Board based on the then-prevailing price of Kingsway common stock and other relevant factors.   Assuming a final ratio of 1:10, 10 shares of outstanding Company common stock will convert into one share of Company common stock.  The initial price of each common share would increase by the same ratio, so that upon conversion a shareholder would have fewer but higher-priced shares.  A reverse stock split would not have any impact on voting or other rights of shareholders.

The Company encourages shareholders to read the materials relating to its Annual Meeting of Shareholders when they become available, because they will contain important information regarding the proposed reverse stock split and other matters. These materials, when available, and the Company’s other securities filings can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s (SEC) website at www.sec.gov or through the Company’s website at www.kingsway‐financial.com.

While the Company intends to effect the reverse stock split as soon as practicable after shareholder approval, subject to market and other customary conditions (including SEC approval), there can be no assurances that the reverse stock split will be consummated or that it will achieve its intended effects, including those described above in this report. The Company reserves the right, at its discretion, to abandon the reverse stock split at any time prior to filing the applicable charter amendment.

A copy of the press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
99.1	News Release Dated January 27, 2012 - Kingsway Announces Reverse Stock Split

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSWAY FINANCIAL SERVICES INC.

February 2, 2012	By:	/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	News Release Dated January 27, 2012 - Kingsway Announces Reverse Stock Split